UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 26, 2005

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KNIGHT TRANSPORTATION, INC.
(Exact name of registrant as specified in its charter)

Arizona	000-24946	86-0649974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 W. Buckeye Road, Phoenix, AZ	85043
(Address of principal executive offices)	(Zip Code)

(602) 269-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2005, the shareholders of Knight Transportation, Inc., an Arizona corporation (the “Company”), at the Company’s 2005 annual meeting of shareholders, approved an amendment to the Company’s 2003 Stock Option Plan (the “2003 Plan”) to increase the aggregate number of shares of the Company’s common stock reserved and available for issuance under the 2003 Plan from 1,500,000 shares to 4,000,000 shares.

Also on May 26, 2005, the Board of Directors of the Company, upon the recommendation of its Compensation Committee, approved the following fiscal 2005 compensation arrangements for the Company’s independent directors:

                ·   An annual retainer for all independent directors of $9,000;

    ·   Per meeting attendance fees of (i) $750 for meetings of the Board of Directors, (ii) $500 for meetings of the Audit Committee and the Nominating and
        Corporate Governance Committee, and (iii) $450 for meetings of the Compensation Committee and other committees of the Board of Directors;

    ·   Additional annual retainers of $2,500 payable to the Chairpersons of the Audit Committee, the Nominating and Corporate Governance Committee,
        and the Compensation Committee; and

    ·   An annual grant of non-qualified stock options to each independent director covering 1,000 shares.

Independent directors continue to have the option to accept shares of the Company’s common stock in lieu of cash compensation and fees for their service on the Board of Directors and its committees. If this option is elected, the Company issues common stock on February 15 and August 15 of each year in payment of accrued compensation and fees for the preceding six month periods ended December 31 and June 30, respectively. The number of shares issued is determined by dividing the amount of the accrued compensation and fees by the closing market price of the Company’s common stock on the trading day prior to issuance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT TRANSPORTATION, INC.

Date: June 2, 2005	By:	/s/ David A. Jackson
David A. Jackson
Chief Financial Officer